UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Silvergate Capital Corporation
(Name of Registrant as Specified in its Charter)

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4250 Executive Square, Suite 300
La Jolla, California 92037
April 16, 2020
Dear Fellow Stockholder:
On behalf of the Board of Directors and management of Silvergate Capital Corporation (the “Company”), you are cordially invited to attend the Annual Meeting of Stockholders of the Company (“Annual Meeting”). The Annual Meeting will be held online at www.virtualshareholdermeeting.com/SI2020, on Friday, May 29, 2020, at 8:00 A.M., Pacific Time.
The attached Notice of the Annual Meeting (“Notice”) and Proxy Statement describe in greater detail all of the formal business that will be transacted at the Annual Meeting. There will not be a physical meeting at the Company’s headquarters office. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/SI2020. Directors and officers of the Company will be available at the Annual Meeting to respond to any questions that you may have regarding the business to be transacted.
The Company’s Board of Directors has determined that each of the proposals that will be presented to the stockholders for their consideration at the Annual Meeting are in the best interests of the Company and its stockholders, and unanimously recommends and urges you to vote “FOR” each director nominee, and “FOR” ratification of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. If any other business is properly presented at the Annual Meeting, the proxies will be voted in accordance with the recommendations of the Company’s Board of Directors.
We are distributing our proxy materials to stockholders via the Internet under the “Notice and Access” rules of the U.S. Securities and Exchange Commission. We believe this expedites stockholders’ receipt of proxy materials, lowers the Annual Meeting costs and conserves natural resources. As a result, we are mailing to many stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Availability”), rather than a paper copy of the Notice and Proxy Statement and 2019 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The Notice of Internet Availability contains instructions on how to access the proxy materials online, vote online and obtain, if desired, a paper copy of our proxy materials. The Notice of Internet Availability is not a proxy card and cannot be used to vote your shares. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice of Internet Availability or on the website referred to in the Notice.
We encourage you to attend the Annual Meeting online, but if you are unable to attend, it is important that you vote in advance via the Internet, by telephone, or sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Your cooperation is appreciated since a majority of the Class A common stock must be represented, either in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting.
On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued support.

Sincerely,
Alan J. Lane
President and Chief Executive Officer

Silvergate Capital Corporation
4250 Executive Square, Suite 300
La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Silvergate Capital Corporation (the “Company”) will be held online at www.virtualshareholdermeeting.com/SI2020, on Friday, May 29, 2020, at 8:00 A.M., Pacific Time, for the following purposes:

1.	To elect three Class II directors to serve for a three-year term ending at the 2023 annual meeting of stockholders or until their successor is duly elected and qualified.

2.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
The Board of Directors (the “Board”) is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by stockholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.
The Board recommends that you vote “FOR” each of the director nominees, and “FOR” ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm.
Only stockholders of record as of the close of business on April 6, 2020 are entitled to receive notice of, to attend and to vote at the Annual Meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank or other nominee about the Annual Meeting and how to direct the vote of your shares, and you are welcome to attend the Annual Meeting online, all as described in more detail in the attached Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on Friday, May 29, 2020. The Proxy Statement, form of Proxy, and our 2019 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available on the Internet at www.proxyvote.com and on our corporate website at www.silvergate.com under the “Investor Relations” link.

By Order of the Board of Directors,
Dennis S. Frank
Chairman of the Board of Directors
April 16, 2020

Silvergate Capital Corporation
4250 Executive Square, Suite 300
La Jolla, California 92037
PROXY STATEMENT

GENERAL INFORMATION
For the 2020 Annual Meeting of Stockholders
To Be Held on May 29, 2020
Our Board of Directors is soliciting proxies to be voted at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Friday, May 29, 2020, at 8:00 A.M., Pacific Time, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders (the “Notice”) and in this Proxy Statement.
As used in this Proxy Statement, the terms “Company,” “we,” “us” and “our” refer to Silvergate Capital Corporation, the term “Bank” refers to Silvergate Bank and the terms “Board of Directors” and “Board” refers to the Board of Directors of the Company or the Bank, as the case may be.
Questions and Answers about these Proxy Materials and the Annual Meeting
Question: What is the Notice of Internet Availability of Proxy Materials that I received in the mail and why am I receiving it?
Answer:   In accordance with rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement, the form of Proxy, and the 2019 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”), at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.
Our Board of Directors provided the Notice of Internet Availability and is making the proxy materials available to you in connection with the Annual Meeting, to be held on Friday, May 29, 2020. As a stockholder of record as of April 6, 2020 (the “Record Date”), you are invited to attend the Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.
Question: What information is contained in this Proxy Statement?
Answer:   This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other required information.
Question: Can I access the Company’s proxy materials and 2019 Annual Report electronically?
Answer:   Yes. The Proxy Statement, form of Proxy and 2019 Annual Report are available at www.proxyvote.com. To view this material, you must have available the 16-digit control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

Question: What does it mean if I receive more than one Notice of Internet Availability or set of the proxy materials?
Answer:   It means your shares are registered differently or are in more than one account. Please provide voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.
Question: Who is soliciting my vote pursuant to this Proxy Statement?
Answer:   Our Board of Directors is soliciting your vote at the Annual Meeting.
Question: Who is entitled to vote?
Answer:   Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.
Question: How many shares are eligible to be voted?
Answer:   As of the Record Date, we had 18,371,294 shares of Class A common stock issued and outstanding. Each outstanding share of our Class A common stock will entitle its holder to one vote on each of the three (3) director nominees to be elected and one vote on each other matter to be voted on at the Annual Meeting.
Question: What am I voting on?
Answer:   You are voting on the following matters:

•	The election of three (3) Class II director nominees. Our director nominees are Karen F. Brassfield, Michael T. Lempres and Scott A. Reed; and

•	The ratification of the appointment of Crowe LLP as the Company’s independent registered auditor for the fiscal year ending December 31, 2020.
Question: How does our Board of Directors recommend that I vote?
Answer:   Our Board recommends that stockholders vote their shares as follows:

•	“FOR” each director nominee; and

•	“FOR” the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
Question: How many votes are required to hold the Annual Meeting and what are the voting procedures?
Answer:   Quorum Requirement:   As of the Record Date, 18,371,294 shares of the Company’s Class A common stock were issued and outstanding. A majority of the outstanding shares entitled to vote at the Annual Meeting, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.
Required Votes:   Each outstanding share of our Class A common stock is entitled to one vote on each proposal at the Annual Meeting.
If there is a quorum at the Annual Meeting, the matters to be voted upon by the stockholders require the following votes for such matter to be approved:

•
Election of Directors.   Directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Abstentions will have no effect on the outcome of this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•
Ratification of Independent Auditors.   The affirmative vote of a majority of all votes cast at the Annual Meeting is required for ratification of the appointment of Crowe LLP as our independent registered auditor for the fiscal year ending December 31, 2020. Abstentions will not be counted as votes cast and, therefore, will not affect the outcome.

If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Item 2, the ratification of the appointment of our independent registered public accounting firm. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. Item 1, the election of directors, is a “non-routine” matter.
Question: How can I vote my shares in person and participate at the Annual Meeting?
Answer:   This year’s Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/SI2020. To participate in the Annual Meeting, you will need the 16‐digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting in accordance with the instructions from your broker, bank or other nominee. However, even if you plan to attend the Annual Meeting online, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.
Question: How can I vote my shares without attending the Annual Meeting?
Answer:   If you are the stockholder of record, you may vote by one of the following three methods as instructed on the Notice of Internet Availability:

•	Via the Internet;

•	By telephone; or

•	By mail.
If you elect to vote by mail and you requested and received a printed set of proxy materials, you may mark, sign, date and mail the proxy card you received from us in the return envelope. If you did not receive a printed proxy card and wish to vote by mail, you may do so by requesting a paper copy of the proxy materials (as described below), which will include a proxy card.
Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive the proxy materials. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee.
Question: How may I cast my vote over the Internet or by telephone?
Answer:   Voting over the Internet:   If you are a stockholder of record, you may use the Internet to transmit your vote up until 11:59 P.M., Eastern Time, May 28, 2020 (the day before the Annual Meeting). Visit www.proxyvote.com and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
Voting by Telephone:   If you are a stockholder of record, you may call 1-800-690-6903, toll-free in the United States and Canada, and use any touch-tone telephone to transmit your vote up until 11:59 P.M., Eastern Time, May 28, 2020 (the day before the Annual Meeting). Have your proxy card in hand when you call and then follow the instructions.
If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.
Question: How may a stockholder nominate someone at the Annual Meeting to be a director or bring any other business before the Annual Meeting?
Answer:   The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) require advance notice to the Company if a stockholder intends to attend an annual meeting of stockholders in person and to nominate someone for election as a director or to bring other business before the meeting. Such a notice may be made only by a stockholder of record within the time period established in the Articles of Incorporation and described in each year’s Proxy Statement. See “Stockholder Proposals for the 2021 Annual Meeting” beginning on page 36.
Question: How may I revoke or change my vote?
Answer:   If you are the record owner of your shares, and you completed and submitted a proxy card, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	submitting a new proxy card with a later date,

•	delivering written notice to our Secretary on or before May 29, 2020 (the Annual Meeting date), stating that you are revoking your proxy,

•	attending the Annual Meeting and voting your shares in person, or

•
If you are a record owner of your shares and you submitted your proxy by telephone or via the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be.

Please note that attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.
If you own your shares in “street name,” you may later revoke your voting instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.
Question: Who is paying for the costs of this proxy solicitation?
Answer:   The Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

Question: Who will count the votes?
Answer:   Broadridge will receive and tabulate the ballots and voting instruction forms.
Question: Where do I find the voting results of the Annual Meeting?
Answer:   The voting results will be disclosed in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
Question: How can I obtain the Company’s Corporate Governance information?
Answer:   Our Corporate Governance information is available on our website at www.silvergate.com under the Investor Relations section. Our stockholders may also obtain written copies at no cost by writing to us at Silvergate Capital Corporation, 4250 Executive Square, Suite 300, La Jolla, California 92037, Attention: Corporate Secretary, or by calling (858) 362-6300.
Question: How do I request electronic or printed copies of this and future proxy materials?
Answer:   You may request and consent to delivery of electronic or printed copies of this and future proxy statements, annual reports and other stockholder communications by

•	visiting www.proxyvote.com;

•	calling 1-800-690-6903, toll-free in the United States and Canada;

•	sending an email to sendmaterial@proxyvote.com.
When requesting copies of proxy materials and other stockholder communications, you should have available the 16-digit control number located on the Notice of Internet Availability or proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

PROPOSAL 1: ELECTION OF DIRECTORS

Classification of the Company’s Directors
The Company’s Board of Directors is currently composed of nine (9) members and is divided into three classes of directors serving staggered three-year terms. One class of directors is elected by our stockholders at each annual stockholders’ meeting for a term of three years, and the elected directors hold office until their successors are elected and qualified or until such director’s earlier death, resignation or removal.

•	The Class I directors are Dennis S. Frank, Alan J. Lane and Robert C. Campbell, and their terms will expire at the 2022 Annual Meeting;

•	The Class II directors are Derek J. Eisele, Karen F. Brassfield, Michael T. Lempres and Scott A. Reed, and their terms will expire at the 2020 Annual Meeting; and

•	The Class III directors are Paul D. Colucci and Thomas C. Dircks, and their terms will expire at the 2021 Annual Meeting.
Election Procedures; Term of Office
At each annual meeting of stockholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. Any change in the Board resulting from an increase or decrease in the number of directors will be distributed by the Board among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Nominees for Election as Directors
Our Board has approved the nomination of Karen F. Brassfield, Michael T. Lempres and Scott A. Reed for re-election as Class II directors. Derek J. Eisele will not stand for re-election.
Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “Qualifications of 2020 Director Nominees and Continuing Directors.”

QUALIFICATIONS OF 2020 DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Class II Director Nominees:

Karen F. Brassfield Age: 72
Ms. Brassfield joined the Bank in March 2009 as Senior Vice President and Chief Financial Officer and served as Executive Vice President and Chief Banking Officer from September 2011 to December 2013. She previously was Chief Administrative Officer for San Diego National Bank. Prior to San Diego National Bank, Ms. Brassfield was Chief Financial Officer for Fallbrook National Bank, Temecula, California, and Chief Administrative Officer for First National Bank, San Diego. Ms. Brassfield received a Bachelor of Arts in Economics from Lawrence University, Appleton, Wisconsin. She is a graduate of LEAD San Diego. In nominating Ms. Brassfield, the Nominating and Corporate Governance Committee considered as important factors Ms. Brassfield’s extensive experience in the Southern California banking industry over several decades in administrative, financial, and senior management roles with several institutions.

Director Since: 2013
Committees: Audit; Nominating and Corporate Governance

Michael T. Lempres Age: 60
Mr. Lempres is executive in residence at venture capital firm Andreessen Horowitz. He previously was chief legal and risk officer of Coinbase, Inc., the nation’s leading digital currency exchange, general counsel of BitNet, Inc., an early digital currency company, and the senior attorney at Silicon Valley Bank. Earlier in his career he served as general counsel to the Pacific Exchange, a national securities exchange. In the public sector, Mr. Lempres has been appointed by three presidential administrations; he served as a White House Fellow and held several positions in the U.S. Department of Justice, including deputy associate attorney general. Mr. Lempres holds an A.B. degree from Dartmouth College and a law degree from Boalt Hall School of Law, University of California, Berkeley. In nominating Mr. Lempres, the Nominating and Corporate Governance Committee considered as important factors Mr. Lempres’s extensive legal experience, including his service as chief legal and risk officer with one of the nation's largest digital currency exchanges, his role as the senior attorney at a major California bank with a special technology focus, and his continuing activities and roles in venture capital and with other digital currency companies.

Director Since: 2019
Committees: Nominating and Corporate Governance

Scott A. Reed Age: 49
Mr. Reed is partner, director and co-founder of BankCap Partners. Mr. Reed is also President of LF Capital Acquisition Corp., a publicly-traded special purpose acquisition corporation. Mr. Reed’s previous positions include derivatives trader with Swiss Bank Corporation, a consultant with Bain & Company, an investment banker in the Bear Stearns Financial Institutions Group, and Senior Vice President, Director of Corporate Strategy and Planning for Carreker Corporation. In addition to serving on the board of the Company, he also serves as a director of Vista Bankshares, Inc., a Lubbock, Texas, based commercial bank and InBankshares Corp., a Raton, New Mexico, based commercial bank. Mr. Reed is a graduate of the University of Virginia with a Bachelor of Science in Commerce and a Bachelor of Arts in History. He received his Masters of Business Administration from the Amos Tuck School of Business at Dartmouth College, where he was an Edward Tuck Scholar. In nominating Mr. Reed, the Nominating and Corporate Governance Committee considered as important factors Mr. Reed’s service as a director of banking institutions and other companies, his broad overall financial services industry experience, including as an investment banker and consultant, and his role as a co-founder and director of a firm having made a series of substantial and successful equity investments in commercial banking companies.

Director Since: 2015
Committees: Compensation

Continuing Directors:

Class I Directors:

Robert C. Campbell Age: 70
Mr. Campbell is the owner of Hendron Holding Corporation, a merchant bank/investment holding company which utilizes its own funds to invest in and finance a wide range of businesses and real estate holdings. The firm has been in operation in Canada for over 40 years as a merchant bank/venture capital firm primarily involved in acquiring equity positions in private companies. Mr. Campbell holds a Bachelor of Arts degree from York University as well as a law degree from Osgood Hall Law School and practiced corporate commercial law in Toronto for 10 years until 1986. Mr. Campbell’s qualifications to serve on our Board include his diverse legal, financial, real estate, and investment experience over four decades.

Director Since: 1996
Committees: Audit (Chair); Compensation (Chair); Nominating and Corporate Governance

Dennis S. Frank Age: 63
Mr. Frank has been Chairman of the Board of both the Bank and the Company since November 1996 and served as Chief Executive Officer of the Company from November 1996 until December 2017. He also served as Chief Executive Officer of the Bank from November 1996 until July 2007. Mr. Frank is also President of PDL Management Corporation, Houston, Texas, a private investment company. From 1988 to 1993, Mr. Frank was a Managing Director and major shareholder of Coastal Banc SSB, Houston, Texas, and he served as director of Coastal Banc from 1988 until its sale to Hibernia Bancorp in May of 2004. From 1980 through 1987, Mr. Frank was a Vice President of Goldman, Sachs & Co. in New York. He has a Master of Business Administration and a Bachelor of Science degree in Business from New York University. Mr. Frank’s qualifications to serve on our Board include extensive financial services industry experience and his roles as an executive manager and director of banking companies since 1988, including over 20 years as Chairman and Chief Executive Officer of the Company and the Bank.

Director since: 1996
Committees: None

Alan J. Lane Age: 57
Mr. Lane has been with the Company since December 2008. He is Director and Chief Executive Officer of the Bank and is Director, Chief Executive Officer and President of the Company. Mr. Lane has over 38 years of corporate and financial institution leadership experience. He formerly held the positions of Director, President and Chief Operating Officer of Southwest Community Bancorp; Vice-Chairman and Chief Executive Officer of Financial Data Solutions, Inc.; and Director and Chief Executive Officer of Business Bancorp. In addition to his financial institution experience, Mr. Lane has served as President/CEO or Chief Financial Officer of both manufacturing and retail companies. Mr. Lane serves on the Board of Directors of Natural Alternatives International, Inc. He earned his Bachelor of Arts in Economics from San Diego State University. Mr. Lane’s qualifications to serve on our Board include his broad background in the banking industry since the 1980s and executive management experience with multiple banking institutions and other companies over this period.

Director Since: 2008
Committees: None

Class III Directors:

Paul D. Colucci Age: 46
Mr. Colucci owns and operates a private real estate company focused on the investment, management, and development of real estate opportunities in Southern California. Portfolio asset types include multi-family, office, industrial and single-family housing. He previously worked for Goldman Sachs, Inc. in the real estate investment-banking group in New York City. He also worked for Batchelder and Partners, a boutique investment bank focusing on mergers and acquisitions and corporate finance advisory services. Mr. Colucci earned a Bachelor of Arts degree in Business Administration from the University of San Diego. Mr. Colucci’s qualifications to serve on our Board include his investment banking, financial advisory, and real estate investment experience.

Director Since: 2013
Committees: Audit; Compensation

Thomas C. Dircks Age: 62
Mr. Dircks is a Managing Director of Charterhouse Strategic Partners, a provider of strategically focused investments in growth companies in the United States. Mr. Dircks was previously Managing Partner of Charterhouse Equity Partners and was responsible for managing and overseeing the investment of Charterhouse’s multi billion dollars of North America focused institutional private equity funds. Prior to joining Charterhouse, he was employed by PricewaterhouseCoopers as a certified public accountant. He holds a Bachelor of Science in Accounting and a Masters of Business Administration from Fordham University. Mr. Dircks’s qualifications to serve on our Board include his public accounting background and 35 years of experience in making and managing substantial private equity investments.

Director Since: 2003
Committees: Audit; Compensation; Nominating and Corporate Governance (Chair)

EXECUTIVE OFFICERS WHO ARE NOT SERVING AS DIRECTORS
Below is information regarding each of our current executive officers who are not directors of the Company, including their title, age and brief biography describing each executive officer’s business experience. No executive officer has any family relationship with any other executive officer or any of our current directors, other than Mr. Eisele and Mr. Frank, our Chairman of the Board, who are siblings.

Name	Age	Position
Derek J. Eisele*	54	Executive Vice President of the Company and President of the Bank.
Antonio Martino	52	Chief Financial Officer of the Company and the Bank
Kathleen M. Fraher	41	Executive Vice President and Chief Operating Officer of the Company and the Bank
John M. Bonino	71	Executive Vice President and Chief Legal Officer of the Company and the Bank
W. Paul Simmons	58	Executive Vice President of the Company and Executive Vice President and Chief Credit Officer of the Bank
Benjamin C. Reynolds	43	Executive Vice President of the Company and Executive Vice President and Director of Corporate Development of the Bank
________________________
*Mr. Eisele is not standing for re-election as a director of the Company.

Derek J. Eisele. Mr. Eisele has served as an executive officer of the Bank and the Company since the recapitalization of the Bank in 1996. Mr. Eisele was also an active partner in DSF Management Corporation, a real estate investment and management company, from 1994-2000. From November 1989 to April 1994, Mr. Eisele was a Vice President of Coastal Realty Partners, Houston, Texas, where he was responsible for managing and disposing of real estate and real estate related assets on behalf of governmental agencies and private investors, and he oversaw asset resolutions from over 100 failed financial institutions through contract work for the Federal Deposit Insurance Corporation, Resolution Trust Corporation, and Federal and Savings Loan Insurance Corporation. Mr. Eisele has a Master of Business Administration from the University of Houston and a Bachelor of Science in Business Administration from the University of Delaware. Mr. Eisele is also a graduate of the American Bankers Association Stonier Graduate School of Banking at the University of Pennsylvania.
Antonio Martino. Mr. Martino joined the Bank and the Company in September 2019 as the Chief Financial Officer. Mr. Martino has 30 years of financial services and public accounting experience. Prior to joining Silvergate, Mr. Martino served as the Chief Financial Officer of LendingPoint, an Atlanta-based privately held fintech lender, from 2017 to 2019. He began his professional career at Ernst & Young where he was responsible for audit, tax and consulting services. Mr. Martino then transitioned to a senior manager role at Bank of Montreal from 1998 to 2000, followed by 17 years with Citigroup, Inc. in various senior finance and chief financial officer roles in North America, Europe, and the Middle East from 2000 to 2017. He holds a Bachelor of Commerce Degree in Accounting from the University of Ottawa and is a Chartered Professional Accountant and Chartered Accountant certified by the Chartered Professional Accountants of Canada.
Kathleen M. Fraher. Ms. Fraher joined the Bank in 2006 as Vice President, Compliance and BSA Officer; she was named Senior Vice President / Enterprise Risk Manager in 2013, Executive Vice President in 2015, Chief Administrative Officer in 2016, and Executive Vice President and Chief Administrative Officer of the Company in 2018. In connection with a management realignment in 2018, Ms. Fraher was promoted to Chief Operating Officer of the Company and the Bank. Ms. Fraher’s broad-based banking background includes emphasis on managing regulatory relationships, examinations, and compliance with banking laws and regulations. Ms. Fraher’s previous positions include Operations Administrative Officer for Community National Bank, and Senior Compliance Risk Specialist for Imperial Capital Bank. Ms. Fraher holds a Bachelor of Science degree in Business Administration from Mount St. Mary’s College in Los Angeles, California and completed the ABA Graduate School of Compliance Management.
John M. Bonino. Mr. Bonino has been associated with the Bank and the Company as a consultant or employee since 1996. He was in a consultant capacity from 1996 to 2003, at which point he joined the Bank as President and Chief Operating Officer. In 2006 he went back to a consultant role, and then returned in 2009 as Senior Vice President of Corporate Development. He was then promoted to Executive Vice President in 2015, and Chief Operating Officer in 2016. In connection with a management realignment in 2018, Mr. Bonino became the Chief Legal Officer for both the Company and the Bank. Mr. Bonino’s prior positions include Executive Vice President, Chief Administrative and Financial Officer of Imperial Thrift and Loan, Senior Vice President of Wedbush, Noble, Cooke, Inc., Executive Vice President and Director of securities firm Bateman Eichler, Hill Richards, Inc., and Corporate Counsel of TransTechnology Corporation. Mr. Bonino is a graduate of the University of Southern California School of Business and Stanford Law School, and a member of the California State Bar.
W. Paul Simmons. Mr. Simmons joined the Bank in 2018 as Executive Vice President and Chief Credit Officer and as Executive Vice President of the Company. Mr. Simmons has 30 years of banking and financial services industry experience with firms including Citigroup, GE Capital, Apollo Real Estate Advisors, Zions Bancorporation (2011-2014), and the Hankey Group (2014-2015), and was most recently Executive Vice President and Chief Credit Officer of Banc of California from 2016-2018. He has also previously served as Chief Operating Officer, Chief Credit Administrator, Partner, Managing Director, and Risk Manager, with responsibilities in such positions for commercial real estate lending and investments, C&I, mortgage and consumer finance. Mr. Simmons holds a Bachelor of Science degree from Brigham Young University, and a Master of Business Administration in Corporate Finance & Accounting from the University of Rochester, Simon School of Business.
Benjamin C. Reynolds. Mr. Reynolds joined the Bank in January 2016 and became an Executive Vice President of the Company and Executive Vice President and Director of Corporate Development of the Bank in February 2019. Mr. Reynolds and his team are responsible for helping entrepreneurs within the digital currency, blockchain and Fintech ecosystem to realize their goals by providing banking, technology and consulting services that are on the cutting edge of the financial services industry. Customers include some of the most recognized and well-funded digital currency exchanges, institutional investors and software developers in Fintech. Over the past 15 years, Mr. Reynolds has developed expertise within product development, marketing, strategy, risk and accounting functions for both Fortune 100 firms and companies that he has founded. Prior to joining Silvergate, Mr. Reynolds served as the Chief Marketing Officer for Carsinia Software from 2014-2016, as Chief Financial Officer of Henry Clay Motors from 2009-2014, as Vice President of Marketing and Product Management at HSBC Auto Finance from 2006-2008, and as Senior Associate at KPMG from 1999 to 2002. Mr. Reynolds earned a Bachelor of Science in Accounting from San Diego State University, a Master of Business Administration from Pepperdine University, and is a certified public accountant in California.

CORPORATE GOVERNANCE
Corporate Governance Principles and Board Matters
Corporate Governance Guidelines.
We are committed to sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our Board has adopted Corporate Governance Guidelines, which set forth the framework within which our Board, assisted by the committees of our Board, directs the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of our Board, director independence, compensation of directors, management succession and review, committees of our board of directors and selection of new directors. Our Corporate Governance Guidelines are available on our website at www.silvergate.com under the “Investor Relations” tab.
Director Qualifications.
We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, banking, real estate, or technology. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. When considering potential director candidates, our Board also considers the candidate’s character, judgment, diversity, skill set, specific business background and global or international experience in the context of our needs and those of the Board.
Director Independence.
Under the rules of the New York Stock Exchange, independent directors must comprise a majority of our Board. The rules of the New York Stock Exchange, as well as those of the SEC, impose several other requirements with respect to the independence of our directors. Our Board has evaluated the independence of its members based upon the rules of the New York Stock Exchange and the SEC. Applying these standards, our Board has affirmatively determined that Messrs. Campbell, Dircks, Colucci, Reed and Lempres and Ms. Brassfield are “independent directors” under the applicable rules of the New York Stock Exchange and the SEC. We have determined that Messrs. Frank, Eisele and Lane do not qualify as independent directors because each is or was an executive officer of either the Company or the Bank.
Leadership Structure.
The boards of directors of the Company and the Bank have ten regularly scheduled meetings per year. Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board of directors, as the Board believes that it is in the best interests of our organization to make that determination from time to time based on the position and direction of our organization and the membership of our Board.
Currently, Mr. Frank serves as Chairman of the board of directors of the Company and the Bank, while Mr. Lane is the Chief Executive Officer of both the Company and the Bank. We believe this structure (as opposed to combining the positions of chairman and chief executive officer) is appropriate for us for two primary reasons. First, having a separate board chairman allows Mr. Lane to completely focus on his primary responsibilities which are implementing our strategic plans and managing the day-to-day operations of the Company and the Bank. Second, we believe that having the board chairman position separate from the Chief Executive Officer position allows the boards of directors to more effectively fulfill their obligation to oversee the management of the Company and the Bank. In addition, due to our Chairman of the board of directors not being an independent director, we have a separate independent Lead Director, Robert C. Campbell. The Lead

Director serves as a liaison between the Chairman and the independent directors and has the authority to call and chair meetings or executive sessions of the independent directors. The Lead Director also chairs full board of directors’ meetings in the absence of the Chairman.
Code of Business Conduct and Ethics.
Our Board has adopted a Code of Business Conduct and Ethics that applies to all our directors and employees. This code provides fundamental ethical principles to which these individuals are expected to adhere and operates as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. Our Code of Business Conduct and Ethics is available on our website at www.silvergate.com under the “Investor Relations” tab. Any amendments to our Code of Business Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website, as well as by any other means required by New York Stock Exchange rules, including by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation.
None of the members of our Compensation Committee are or have been one of our officers or employees. In addition, none of our executive officers serves or has served as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Risk Management and Oversight.
Our Board oversees our risk management process, which is a company-wide approach to risk management that is carried out by our management. Our full Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk within their specific area of concern. Our Board monitors capital adequacy in relation to risk. Pursuant to our Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.
Stockholder Communications and Annual Meeting Attendance
Stockholders may communicate with our Board by contacting the Corporate Secretary, Silvergate Capital Corporation, 4250 Executive Square, Suite 300, La Jolla, CA 92037. All communications will be forwarded directly to the Chairman of the Board for consideration.
The Board members are not required to attend our annual meetings of stockholders. However, all directors are encouraged to attend every annual meeting of stockholders as we believe that the annual meeting is an opportunity for stockholders to communicate directly with directors. If you would like an opportunity to discuss issues directly with the members of the Board, please consider attending this year’s Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has established standing committees to assist the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our Board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Nominating
&
Corporate
	Audit	Compensation	Governance
Dennis S. Frank
Derek J. Eisele
Alan J. Lane
Karen F. Brassfield	X		X
Robert C. Campbell	Chair	Chair	X
Paul D. Colucci	X	X
Thomas C. Dircks	X	X	Chair
Michael T. Lempres			X
Scott A. Reed		X

Number of Meetings in 2019	5	6	0

Audit Committee. The members of our Audit Committee are Messrs. Campbell (Chairman), Colucci, Dircks and Ms. Brassfield. Our Board has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (1) each of the members of our Audit Committee is an “independent director” under the New York Stock Exchange rules, (2) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) each of the members can read and understand fundamental financial statements. In addition, our Board has determined that Mr. Campbell is a financial expert and has the financial sophistication required by the rules of the New York Stock Exchange due to his experience and background. Our Board has also determined that Mr. Campbell qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.
The Audit Committee assists the Board in its oversight of the integrity of our financial statements, the selection, engagement, management and performance of our independent auditor that audits and reports on our consolidated financial statements, the performance of our internal audit function, the review of reports of bank regulatory agencies, monitoring management’s compliance with the recommendations contained in those reports and our compliance with legal and regulatory requirements related to our financial statements and reporting. Among other things, our Audit Committee has responsibility for:

•	selecting and reviewing the performance of our independent auditor and approving, in advance, all engagements and fee arrangements;

•
reviewing reports from the independent auditor regarding its internal quality control procedures and any material issues raised by the most recent internal quality-control or peer review or by governmental or professional authorities, and any steps taken to deal with such issues;

•
reviewing the independence of our independent auditor and setting policies for hiring employees or former employees of our independent auditor and for audit partner rotation and independent auditor rotation in accordance with applicable laws, rules and regulations;

•	resolving any disagreements regarding financial reporting between management and the independent auditor;

•	overseeing our internal audit function;

•
reviewing operating and control issues identified in internal audit reports, management letters, examination reports of regulatory agencies and monitoring management’s compliance with recommendations contained in those reports;

•	meeting with management and the independent auditor to review the effectiveness of our system of internal controls and internal audit procedures, and to address any deficiencies in such procedures;

•	monitoring management’s compliance with all applicable laws, rules and regulations;

•	reviewing our earnings releases and reports filed with the SEC;

•	preparing the Audit Committee report required to be included in our annual report by SEC rules;

•	reviewing the adequacy and effectiveness of our accounting and financial controls, including guidelines and policies for assessing and managing our risk exposure;

•
establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	reviewing and approving or ratifying related party transactions; and

•	handling such other matters as are specifically delegated to the Audit Committee by our Board from time to time.
Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee is available on our website at www.silvergate.com under the “Investor Relations” tab.
Compensation Committee. The members of our Compensation Committee are Messrs. Campbell (Chairman), Colucci, Dircks and Reed. Our Board has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under the New York Stock Exchange rules.
Our Board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act").
The Compensation Committee assists the Board in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives, the compensation of our named executive officers and the administration of our compensation and benefit plans.
Among other things, our Compensation Committee has responsibility for:

•
reviewing and determining, and recommending to the board of directors for its confirmation, the annual compensation, annual incentive compensation and any other matter relating to the compensation of our named executive officers; all employment agreements, severance or termination agreements, change in control agreements to be entered into between any executive officer and us; and modifications to our philosophy and compensation practices relating to compensation of our directors and management;

•
reviewing and determining, and recommending to the board of directors for its confirmation, the establishment of performance measures and the applicable performance targets for each performance-based cash and equity incentive award to be made under any benefit plan;

•	taking all actions required or permitted under the terms of our benefit plans, with separate but concurrent authority;

•	reviewing, approving and administering each of our benefit plans, and performing such other duties and responsibilities as may be assigned to the Compensation Committee under the terms of such plans;

•
reviewing with our Chief Executive Officer the compensation payable to employees other than the named executive officers, including equity and non-equity incentive compensation and other benefits and our total incentive compensation program envisioned for each fiscal year;

•
consulting with our Chief Executive Officer regarding a succession plan for our executive officers, including our Chief Executive Officer, and the review of our leadership development process for senior management positions;

•	reviewing the performance of our named executive officers;

•
reviewing and discussing with management any compensation discussion and analysis included in our annual meeting proxy statements and any other reports filed with the SEC and determining whether or not to recommend to our Board that such compensation discussion and analysis be so included;

•	preparing the Compensation Committee report required by SEC rules to be included in our annual report;

•	overseeing the administration of our equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to our Board relating to these matters;

•
overseeing and making recommendations to the Board regarding the Company’s compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on executive compensation and golden parachute compensation and approval of equity compensation plans;

•	conducting an annual evaluation of the performance of the Compensation Committee and the adequacy of its charter and recommending to the Board any changes that it deems necessary; and

•	handling such other matters as are specifically delegated to the Compensation Committee by our Board from time to time.
Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee is available on our website at www.silvergate.com under the “Investor Relations” tab.
Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee are Messrs. Dircks (Chairman) Campbell and Lempres and Ms. Brassfield. Our Board has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee meets the definition of an “independent director” under the New York Stock Exchange rules.
The Nominating and Corporate Governance Committee assists the Board in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the Board of the Company and each of our subsidiaries, monitoring the composition and functioning of the standing committees of the Board of the Company and each of our subsidiaries, developing, reviewing and monitoring the corporate governance policies and practices of the Company and each of our subsidiaries.
Among other things, our Nominating and Corporate Governance Committee has responsibility for:

•	reviewing the performance of our boards of directors of the Company and each of our subsidiaries;

•
identifying, assessing and determining the qualification, attributes and skills of, and recommending, persons to be nominated by our Board for election as directors and to fill any vacancies on the boards of directors of the Company and each of our subsidiaries;

•	reviewing the background, qualifications and independence of individuals being considered as director candidates, including persons proposed by our stockholders;

•	reviewing and recommending to our Board each director’s suitability for continued service as a director upon the expiration of his or her term and upon any material change in his or her status;

•
reviewing the size and composition of the Board of the Company and each of our subsidiaries as a whole, and recommend any appropriate changes to reflect the appropriate balance of required independence, knowledge, experience, skills, expertise and diversity;

•	monitoring the function of our standing committees and recommending any changes, including the director assignments, creation or elimination of any committee;

•	developing, reviewing and monitoring compliance with our corporate governance guidelines and the corporate governance provisions of the federal securities laws and the listing rules applicable to us;

•
investigating any alleged violations of such guidelines and the applicable corporate governance provisions of federal securities laws and listing rules, and reporting such violations to our Board with recommended corrective actions;

•	reviewing our corporate governance practices in light of best corporate governance practices among our peers and determining whether any changes in our corporate governance practices are necessary;

•	considering any resignation tendered to our Board by a director and recommend the acceptance of such resignation if appropriate;

•	considering questions of possible conflicts of interest involving directors, including operations that could be considered competitive with our operations or otherwise present a conflict of interest;

•	overseeing our director orientation and continuing education programs for the Board;

•	reviewing its charter and recommending to our Board any modifications or changes; and

•	handling such other matters as are specifically delegated to the Nominating and Corporate Governance Committee by our Board from time to time.
Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Nominating and Corporate Governance Committee is available on our website at www.silvergate.com under the “Investor Relations” tab.
In carrying out its functions, the Nominating and Corporate Governance Committee develops qualification criteria for all potential nominees for election, including incumbent directors, board nominees and stockholder nominees to be included in the Company’s future proxy statements. These criteria may include the following attributes:

•	adherence to high ethical standards and high standards of integrity;

•
sufficient educational background, professional experience, business experience, service on other boards of directors and other experience, qualifications, diversity of viewpoints, attributes and skills that will allow the candidate to serve effectively on the Board and the specific committee for which he or she is being considered;

•	evidence of leadership, sound professional judgment and professional acumen;

•	evidence the nominee is well recognized in the community and has a demonstrated record of service to the community;

•	a willingness to abide by any published code of conduct or ethics for the Company and to objectively appraise management performance;

•	the ability and willingness to devote sufficient time to carrying out the duties and responsibilities required of a director;

•	any related party transaction in which the candidate has or may have a material direct or indirect interest and in which we participate; and

•
the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of the Company and the interests of our stockholders.

The Nominating and Corporate Governance Committee also evaluates potential nominees for the Company’s Board to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent” in accordance with applicable SEC and New York Stock Exchange rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the Nominating and Corporate Governance Committee considers the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise and other factors that may contribute to the effectiveness of the Company’s Board.
Prior to nominating or, if applicable, recommending an existing director for re-election to the Company’s Board, the Nominating and Corporate Governance Committee considers and reviews the following attributes with respect to each sitting director:

•	attendance and performance at meetings of the Company’s Board and the committees on which such director serves;

•	length of service on the Company’s Board;

•	experience, skills and contributions that the sitting director brings to the Company’s Board;

•	independence and any conflicts of interest; and

•	any significant change in the director’s status, including with respect to the attributes considered for initial membership on the Company’s Board.
Board and Committee Meetings and Executive Sessions
Our Board held 13 meetings during fiscal year 2019. During fiscal year 2019, the Board had three separately designated standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
In fiscal year 2019, each incumbent director attended at least 90% of the aggregate of (1) the total number of meetings of the Board (held during the period for which that person served as a director) and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served).
It is the Company’s policy that the independent directors of the Company meet in executive sessions without management at least once on an annual basis in conjunction with regularly scheduled board meetings.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK
The following table sets forth information as of the Record Date relating to the beneficial ownership of Class A common stock by (i) each person or group known by us to own beneficially more than five percent (5%) of the outstanding shares of Class A common stock; (ii) each of our directors and executive officers named in the Summary Compensation Table (such executive officers are referred to herein as the “Named Executive Officers”); and (iii) all of our directors and executive officers as a group; and includes all shares of common stock that may be acquired within 60 days of the Record Date. The address of each of the persons named below is the address of the Company except as otherwise indicated.

	Number of	Percent of
	Shares	Class
	Beneficially	Beneficially
Name	Owned	Owned
Directors, Director Nominees and Named Executive Officers
Dennis S. Frank(1)	449,844	2.45%
Derek J. Eisele(2)	254,969	1.39%
Alan J. Lane(3)	463,090	2.52%
Karen F. Brassfield(4)	60,000	*
Robert C. Campbell(5)	102,852	*
Paul D. Colucci(6)	100,206	*
Thomas C. Dircks(7)	235,647	1.28%
Michael T. Lempres	1,000	*
Scott A. Reed(8)	1,426,488	7.76%
Benjamin C. Reynolds(9)	9,165	*
All Directors, Nominees and Named Executive Officers as a Group (10 Persons)	3,103,261	16.46%

5% Shareholders
BankCap Partners Opportunity Fund, L.P.(10) 1909 Woodall Rogers Fwy, Suite 500 Dallas, Texas 75201	1,426,488	7.76%
Park West Asset Management LLC(11) 900 Larkspur Landing Circle #165 Larkspur, California 94939	1,170,000	6.37%
Senvest Master Fund, LP(12) 540 Madison Ave., 32nd Floor New York, New York 10022	1,170,000	6.37%
FJ Capital Management LLC(13) 1313 Dolly Madison Blvd., Suite 306 Mclean, Virginia 22101	1,015,392	5.53%
EJF Capital LLC(14) 2107 Wilson Blvd., #410 Arlington, Virginia 22201	933,350	5.08%
Total	5,715,230	31.11%
________________________
*    Denotes less than 1%

(1)	Includes 110,710 shares held by the Dennis Frank IRA.

(2)
Includes 124,969 shares held in the name of the Eisele Family Trust and 130,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of April 6, 2020.

(3)
Includes 170,763 shares held by the Lane Family Trust and Alan Lane IRA and 292,327 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of April 6, 2020.

(4)	Includes 60,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of April 6, 2020.

(5)	All shares held in the name of R Cam Corp.

(6)
Includes 47,728 shares held in benefit plan accounts for Paul and Maureen Colucci, and by Paul and Maureen Colucci as joint tenants, and 29,428 shares held by Paul Colucci as trustee for Tiber Partners Inc. Retirement Plan Trust.

(7)	Includes 33,183 shares held by Thomas and Annette Dircks as joint tenants and 145,900 shares held by Charter Digital LLC.

(8)
Represents shares held by BankCap Partners Opportunity Fund, L.P. Director Scott Reed is a principal of the general partner of BankCap Partners Opportunity Fund, L.P. Mr. Reed disclaims beneficial ownership of such shares.

(9)	Includes 5,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of April 6, 2020.

(10)	See footnote 8.

(11)
As reported in a Schedule 13G filed with the SEC on April 8, 2020 for the calendar year ended December 31, 2019. Includes 1,043,808 shares held by Park West Investors Master Fund, Ltd. and 126,192 shares held by Park West Partners International, Ltd.

(12)	As reported in a Schedule 13G filed with the SEC on February 13, 2020 for the calendar year ended December 31, 2019.

(13)	As reported in a Schedule 13G filed with the SEC on February 13, 2020 for the calendar year ended December 31, 2019.

(14)	As reported in a Schedule 13G/A filed with the SEC on February 14, 2020 for the calendar year ended December 31, 2019.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The table below summarizes the total compensation paid by the Company to those persons who served as our non-employee directors for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Dennis S. Frank(2)	$225,000	$40,225	$375,000	$640,225
Robert C. Campbell	250,000	40,225	—	290,225
Karen F. Brassfield	40,000	40,225	—	80,225
Paul D. Colucci	76,000	40,225	—	116,225
Thomas C. Dircks	58,000	40,225	—	98,225
Michael T. Lempres	13,333	13,403	—	26,736
Scott A. Reed	40,000	40,225	—	80,225
Martin Friedman(3)	36,667	36,862	—	73,529
________________________

(1)
These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, "Accounting for Stock Compensation." ("ASC 718"). See Note 13 to the consolidated audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 regarding assumptions underlying valuation of equity awards.

(2)	All Other Compensation consists of a $375,000 payout of a long-term incentive award.

(3)	Stock awards were subsequently forfeited on January 24, 2020 when Mr. Friedman resigned from the board of directors.
For the year ended December 31, 2019, our directors who are not also our employees or employees of our subsidiaries, referred to as “outside directors,” received an annual retainer fee of $40,000 per director for their service on the board the directors. The annual retainer is paid monthly in cash. No fees were paid for attending board meetings.
Mr. Frank, as the Chairman of the Board, received a monthly retainer of $18,750 in lieu of the outside director’s annual retainer and all fees for his services on the committees of the board of directors. Mr. Campbell, as the Lead Director, receives a monthly retainer of $20,833 in lieu of the outside director’s annual retainer and all fees for his services on the committees of the board of directors.
The directors on the Company’s Audit Committee, other than the Lead Director, receive a quarterly retainer of $4,500 in cash. The directors on the Company’s Compensation Committee, other than the Lead Director, receive a quarterly retainer of $375 in cash. Beginning in 2020, the Chair of the Nominating and Corporate Governance Committee receives a quarterly retainer of $1,250 in cash.
The directors on the Bank’s Loan Committee, other than the Chairman of the Board, Lead Director, Chief Executive Officer and President, receive a quarterly retainer of $4,500 in cash. The directors on the Bank’s ALCO Committee, other than the Chairman of the Board, Lead Director, Chief Executive Officer and President, receive a monthly retainer of $375 in cash. The directors on the Bank’s CRA/Compliance Committee, other than the Lead Director, Chief Executive Officer and President, receive a quarterly retainer of $375 in cash.
In addition, for the year ended December 31, 2019, our non-employee directors were each awarded 2,500 restricted stock units (prorated for directors that were appointed during 2019).  The awards were granted on November 19, 2019 and vest fully on November 19, 2020. Vested shares will be delivered within thirty days following the vesting of the restricted stock units, when, subject to any trading restriction, the reporting person will receive the number of Class A Common Stock shares that corresponds to the number of restricted stock units that vest on the vesting date.

EXECUTIVE COMPENSATION
Our named executive officers for 2019, which consist of our principal executive officer and the Company’s two other most highly compensated executive officers, are:

•	Alan J. Lane, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank;

•	Derek J. Eisele, Executive Vice President of the Company and President of the Bank; and

•	Benjamin C. Reynolds, Executive Vice President of the Company and Executive Vice President and Director of Corporate Development of the Bank.
Summary Compensation Table
The following table sets forth a summary of certain information concerning the compensation paid by the Company for services rendered in all capacities during the fiscal years ended December 31, 2019 and 2018 to our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2019. We refer to these three executives as our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Alan J. Lane	2019	$450,008	$205,770	$178,486	$177,127	$—	$50,812	$1,062,203
Chief Executive Officer and President of the Company and Chief Executive Officer of the Bank	2018	411,540	261,449	—	—	—	43,543	716,532
Derek J. Eisele	2019	335,005	167,502	58,616	58,174	—	35,389	654,686
Executive Vice President of the Company and President of the Bank	2018	335,005	135,182	—	—	—	32,883	503,070
Benjamin C. Reynolds Executive Vice President of the Company and Executive Vice President and Director of Corporate Development of the Bank	2019	128,750	—	37,490	37,208	869,525	19,112	1,092,085
________________________

(1)
The amounts reflect the aggregate grant date fair value of stock awards and options computed in accordance with ASC 718. See Note 13 to the consolidated audited financial statement contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 regarding assumptions underlying valuation of equity awards.

(2)	“All Other Compensation” for the named executive officers is further described below.

		401(k)	Health &
Name	Year	Match	Welfare	Other	Total
Alan J. Lane	2019	$6,250	$33,597	$10,965	$50,812
	2018	4,125	28,643	10,775	43,543
Derek J. Eisele	2019	5,025	26,132	4,232	35,389
	2018	4,125	24,883	3,875	32,883
Benjamin C. Reynolds	2019	1,931	17,181	—	19,112

Narrative Discussion of Summary Compensation Table
General. We have compensated our named executive officers through a combination of base salary, cash bonuses, equity awards and other benefits, including certain perquisites. Each of our named executive officers has substantial responsibilities relating to our day-to-day operations.
Base Salary. The Compensation Committee reviews and approves base salaries of our named executive officers. In setting the base salary of each named executive officer for the periods presented above, the Compensation Committee relied on market data provided by our human resources department and survey data from industry resources. The Compensation Committee also retains independent consultants as it deems appropriate. Salary levels are typically considered annually as part of our regularly scheduled performance review process and otherwise upon a promotion or other change in job responsibility.
Bonuses. Our named executive officers are also eligible to receive an annual cash bonus as a percentage of base salary based on our achievement of various metrics. Annual incentive awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the corresponding year. Our board of directors has discretion to determine whether and in what amounts any such bonuses will be paid in a given year.
Equity Awards. None of our named executive officers received any equity awards in 2018. In June 2018, our board of directors and shareholders adopted the Silvergate Capital Corporation 2018 Equity Compensation Plan (the “2018 Plan”), which permits the Compensation Committee, in its sole discretion, to grant various forms of incentive awards. Under the 2018 Plan, the Compensation Committee has the power to grant stock options, stock appreciation rights, or SARs, restricted stock and restricted stock units. We believe these awards to our executive officers help align the interests of management and our shareholders and reward our executive officers for improved Company performance.
Non-Equity Incentive Compensation Plan. The Company and the Bank created this plan to provide additional compensation to employees that generate new business, expand existing customer relationships, and contribute to maximizing Company earnings. Performance goals and related incentive formulas for individuals are established by management on an annual basis. For fiscal year 2019, Mr. Reynolds’ incentive compensation was based on his contribution towards the achievement of the Bank’s deposit growth objectives on a rolling quarterly basis over a two year period. Effective in 2020, Mr. Reynolds will transition from this plan to the Company and Bank executive bonus plan (see Bonuses above), under which he will be eligible for an annual cash bonus equal to a portion of his base salary compensation.
Silvergate Bank 401(k) Plan. The Bank's 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees of the Bank and the Company. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Our named executive officers may elect to participate in the 401(k) Plan on the same basis as all other employees. We have elected a safe harbor 401(k) Plan and, as such, make an elective matching contribution quarterly up to 25% of deferrals to a maximum of the first 6% of the employee’s compensation contributed to the plan in 2019, and 50% of the first 5% of the employee's compensation contributed to the plan effective January 1, 2020.
Health and Welfare Benefits. Our named executive officers are eligible to participate in the same benefit plans designed for all our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans like those typically offered by our competitors.
Perquisites. We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on these periodic reviews, perquisites are awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2019 and 2018 included use of a company-owned automobile and membership dues.
Agreements with Named Executive Officers
We have entered into an employment agreement with our President and Chief Executive Officer, Alan J. Lane. We have also entered into a change in control severance agreement with our Executive Vice President, Derek J. Eisele.
Employment Agreement with Alan J. Lane
Effective January 1, 2018, the Company and the Bank entered into an employment agreement with Mr. Lane pursuant to which he serves as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank. The employment agreement provides for a term of three years. Under the employment agreement, Mr. Lane is entitled to an annual base salary of $400,000, which amount was increased to $450,000 in September 2018 and is subject to annual review by our board for increase, but not decrease. Mr. Lane is also eligible to receive an annual incentive bonus. The amount of the incentive bonus is based on the attainment of performance criteria established and evaluated by our board, provided that the target annual bonus is equal to 50% of his base salary, which incentive bonus shall be paid in cash. This target annual bonus was increased to 75% of his base salary for 2019. In addition, Mr. Lane is eligible for stock option awards, in such amounts as may be approved by our board of directors. Mr. Lane is eligible to receive benefits under any employee benefit plans made available by us to senior executives including, but not limited to, retirement plans, supplemental retirement plans, medical, dental, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Company or the Bank to its senior executives. Mr. Lane also receives use of a full-sized luxury automobile from the Company.
Mr. Lane’s employment agreement provides for certain severance benefits upon the involuntarily termination by the Company without “cause” during the term of the executive’s employment agreement or if Mr. Lane resigns for “good reason”, in each case as defined in his employment agreement. Following such event of termination or such resignation, in consideration for executing a mutual release, Mr. Lane would be entitled to his “accrued obligations” as defined in his employment agreement and a severance payment equal to twice his base salary as in effect on the date of termination, which severance is payable in 12 monthly payments in accordance with the Company’s normal payroll schedule. Additionally, the Company will continue to cover Mr. Lane and his legal dependents under its group healthcare coverage, which shall cease upon the earlier of 12 months or the date on which he becomes eligible to receive medical benefits under another group health plan.
The payment of all such severance amounts and benefits is contingent upon Mr. Lane’s timely execution, and non-revocation of, a release of all claims in a form provided by the Company, and the continued observance of all post-termination obligations contained in the employment agreement.
Change in Control Severance Agreement with Derek J. Eisele
On September 29, 2005, the Company and the Bank entered into a change in control severance agreement with Derek J. Eisele. Pursuant to the agreement, in the event the executive is terminated subsequent to a “change in control” of the Company, as defined in the agreement, by the Company without “cause” or by the executive for “good reason”, in each case as defined in his agreement, Mr. Eisele will be entitled to receive a lump sum amount equal to his monthly salary rate times the number of months remaining in the term of his agreement. Mr. Eisele’s monthly salary rate is to be determined based on his then current annual base salary divided by twelve (12). The term of his agreement runs from September 29, 2005 until two years after a change in control of the Company. As part of the change in control severance payment, Mr. Eisele is entitled to retain, at no cost to him, the Company vehicle provided to him as of the date of termination. In addition, the Company will continue to cover Mr. Eisele under its group healthcare coverage, life insurance, disability insurance and other similar types of employee benefit plans in which Mr. Eisele was entitled to participate immediately prior to the date of termination until the earlier of the expiration of the term of his agreement or the date of his full-time employment by another company. In the event that the Company is unable to provide such benefits due to Mr. Eisele’s change in employment status, the Company shall pay to Mr. Eisele in a lump sum payment the value of such benefits.
Silvergate Capital Corporation 2018 Equity Compensation Plan
General. The 2018 Plan was adopted by our board of directors on June 4, 2018 and approved by our shareholders on June 22, 2018. The 2018 Plan will terminate on June 22, 2028. The 2018 Plan was designed to ensure continued availability of equity awards that will assist the Company in attracting, retaining and rewarding key employees and directors. The purpose of the 2018 Plan is to promote the growth and profitability of the Company by providing key employees and directors with incentive compensation opportunities in the form of stock options, SARs, restricted stock and/or restricted stock units, thereby aligning their interests with those of the Company’s shareholders.
Shares Available for Awards. Up to 1,596,753 shares of common stock, which includes any shares of common stock underlying awards that expire or are otherwise terminated or forfeited at any time after the effective date of the 2018 Plan will be available for issuance to participants (including individuals who may become participants due to acquisitions) under the 2018 Plan. Shares of common stock issued pursuant to the exercise of an award or applied to the satisfaction of any tax withholding obligation shall not become available for re-grant under the 2018 Plan.
Administration. The Compensation Committee administers the 2018 Plan. Among other powers, the Compensation Committee has full and exclusive power to interpret the 2018 Plan, grant awards, and to determine the number of shares of common stock that will be subject to the awards. The Compensation Committee may delegate to one or more of the directors or officers of the Company certain administrative duties or powers, including execution of award agreements described below.
Eligibility for Participation. The 2018 Plan is available to all directors of the Company and its subsidiaries and all officers and employees of the Company and its subsidiaries. Subject to the provisions of the 2018 Plan, the Compensation Committee has the authority to select from all eligible individuals those to whom awards are granted and to determine the nature and amount of each award.
Types of Awards. The Compensation Committee, in its sole discretion, may grant various forms of incentive awards, including stock options, SARs, restricted stock and restricted stock units. Each award will be reflected in an agreement between the Company and the relevant recipient and will be subject to the terms of the 2018 Plan, together with any other terms or conditions contained therein that are consistent with the 2018 Plan and that the Compensation Committee deems appropriate.
Stock Options. The Compensation Committee may grant stock options intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, or so-called “nonqualified stock options” that are not intended to so qualify as incentive stock options, or NQSOs, or any combination of ISOs and NQSOs.
The Compensation Committee will determine the term of each option and the exercise price per share for options on the date of grant, provided that the exercise price of any option granted under the 2018 Plan can never be less than the fair market value of the underlying shares of common stock on the date of grant. The Compensation Committee may impose in an award agreement such restrictions on the shares deliverable upon exercise of a stock option as it deems appropriate, including that such shares will constitute “restricted shares” subject to restrictions on transfer.
Stock Appreciation Rights. The Compensation Committee will determine the period when SARs vest and become exercisable, as well as the fair market value of the shares of common stock underlying the SARs on the date of grant and the date of exercise. The exercise price of any SAR that is intended to be an exempt stock right under Section 409A of the

Internal Revenue Code can never be less than the fair market value of the underlying share of common stock on the date of grant. A SAR may only be exercised when the fair market value of the underlying share of common stock exceeds the fair market value of the share on the grant date. Upon exercise of a SAR, the participant will receive an amount equal to the excess of the fair market value of the underlying share on the date of exercise over the fair market value on the date of grant.
Restricted Stock. An award of restricted stock involves the immediate transfer by the Company to the participant of a specific number of shares of common stock which are subject to a risk of forfeiture and a restriction on transferability. This restriction will lapse following a stated period of time. The participant does not pay for the restricted stock and has all the rights of a holder of a share of common stock of the Company (except for the restriction on transferability), including the right to vote and receive dividends unless otherwise determined by the Compensation Committee and set forth in the award agreement. Except as provided otherwise in an award agreement, if a participant’s employment with the Company or its subsidiaries is terminated for any reason at any time during which any portion of an award of restricted stock remains subject to restrictions, that portion will automatically be forfeited and returned to the Company.
Restricted Stock Units. An award of a restricted stock unit is like a restricted stock award, except that no shares are issued at the time of the grant. In addition, holders of restricted stock units will have no voting rights, but they may be entitled, if so determined by the Compensation Committee, to receive dividend equivalents. Upon the lapse of the restrictions related to a restricted stock unit, the participant is entitled to receive, without any payment to the Company, an amount equal to the fair market value of the shares of common stock represented by the restricted stock unit on the date of exercise. Except as otherwise provided in an award agreement, if a participant’s employment with the Company or its subsidiaries terminates for any reason at any time during which any portion of an award of a restricted stock unit remains subject to restrictions, that portion will automatically be forfeited and returned to the Company.
Repricings and Substitutions of Awards. Without the prior consent of our shareholders, outstanding stock options and SARs cannot be repriced, directly or indirectly. Subject to applicable law and the terms of the 2018 Plan, the Compensation Committee may: (i) modify, extend and renew awards to modify the terms of an award agreement, provided that no modification, extension or renewal may have the effect of lowering the exercise price of any award except for adjustments related to capitalization and other corporate changes as described above; and/or (ii) accept the surrender of awards granted under the 2018 Plan or under any other equity compensation plan of the Company and replace them with new awards pursuant to the 2018 Plan, so long as the substituted awards do not specify a lower exercise price than the surrendered awards. However, substituted awards may be of a different type than the surrendered awards, may specify a longer term than the surrendered awards and may contain other terms authorized by the 2018 Plan.
Amendment and Termination. Our board of directors may, at any time and from time to time and in any respect, terminate, amend or modify the 2018 Plan, including to ensure that the 2018 Plan and each award granted under the 2018 Plan comply with applicable law, regulations and stock exchange rules provided that no amendment (other than a capital adjustment) may adversely affect any outstanding award, without the written consent of the participant holding such outstanding award. Such termination, amendment or modification may be without shareholder approval except to the extent that such approval is required by the Internal Revenue Code, pursuant to the rules under Section 16 of the Exchange Act or under any other applicable laws, rules or regulations.
Change in Control. Unless the Compensation Committee determines otherwise, if a change in control (as defined in the 2018 Plan) occurs in which the Company is not the surviving corporation (or the Company survives only as a subsidiary of another corporation), all outstanding awards that are not exercised or paid at the time of the change in control will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). The Compensation Committee will have the discretion to provide for full or partial vesting of awards upon a participant’s involuntary termination of employment or service that occurs due to a change in control, subject to the terms and conditions of a participant’s employment agreement, or if none, the award agreement. If the vesting of any such awards is based, in whole or in part, on the attainment of certain performance goals, the vesting of such awards may accelerate pro rata based on the portion of performance period completed as of the date of the termination or based on our actual performance based on a shortened performance period which extends through the end of the fiscal quarter immediately preceding the termination of employment or service.
In the event of a change in control, if all outstanding awards are not assumed by, or replaced with awards with comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Compensation Committee may take any of the following actions with respect to any or all outstanding awards, without the consent of any participant: (i) the Compensation Committee may determine that outstanding stock options and SARs will automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents will immediately lapse; (ii) the Compensation Committee may determine that all or a portion of certain outstanding awards will terminate, upon notice to participants, and participants will receive a payment in settlement of awards in such amount and form as may be determined by the Compensation Committee; (iii) the Compensation Committee may require that participants surrender their outstanding stock options and SARs in exchange for a payment, in cash or stock as determined by the Compensation Committee, equal to the amount (if any) by which the fair market value of the shares of common stock subject to the unexercised stock option and SAR exceed the stock option exercise price or base price; and (iv) the Compensation Committee may terminate outstanding stock options and SARs after giving participants an opportunity to exercise the outstanding stock options and SARs. Such surrender, termination or payment will take place as of the date of the change in control or such other date as the Compensation Committee may specify. If the per share fair market value of our stock does not exceed the per share exercise price or base price, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or SAR.
Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code, the deduction for a publicly held corporation for otherwise deductible compensation to a “covered employee” is limited to $1 million per year. Previously, a covered employee included an employee who is either the chief executive officer or among the other three most highly compensated officers (other than the chief financial officer). However, because of a change to Section 162(m) of the Internal Revenue Code in the Tax Act, beginning in 2018 a covered employee includes any employee who was the chief executive officer or chief financial officer at any point during the applicable year, who was among the other three most highly compensated officers for the applicable year, or who was a covered employee in 2017 or any later year. In the case of a corporation that becomes a publicly held corporation through an initial public offering, the $1 million per year deduction limit does not apply during a limited “transition period” to any remuneration paid pursuant to a compensation plan that existed during the period in which the corporation was not publicly held, if the prospectus accompanying the initial public offering disclosed information concerning those plans that satisfied all applicable securities laws then in effect.
The Company intends to rely on the transition relief described in the immediately preceding paragraph for awards under our 2010 Equity Compensation Plan (the “2010 Plan”) and the 2018 Plan until the earliest of the four following events: (i) the expiration of the 2018 Plan; (ii) the material modification of the 2018 Plan; (iii) the issuance of all stock and other compensation that has been allocated under the 2018 Plan; or (iv) the 2023 meeting of the Company’s shareholders.
Silvergate Capital Corporation 2010 Equity Compensation Plan
Under the 2010 Plan, the Company is permitted to grant awards to eligible persons in the form of non-qualified stock options. The 2010 Plan reserved 730,784 shares of common stock for issuance and as of December 31, 2019, 632,159 shares were subject to outstanding options issued pursuant to the 2010 Plan.
Awards granted under the 2010 Plan will remain exercisable pursuant to the terms and conditions set forth in individual award agreements and the 2010 Plan. The full purchase price of each share of stock purchased upon the exercise of any option plus any additional federal and state income taxes must be paid at the time of exercise of an option. In addition, the

Committee in its discretion may make arrangements for the purchase price of an option by means of a cashless exercise procedure, including by means of a net exercise whereby the Company issues net shares and the remaining balance of the shares to satisfy the participant’s tax withholding obligations, or in the form of unrestricted shares of Company common stock already owned by the participant. The 2010 Plan provides for acceleration of exercise privileges of grants upon occurrence of a change in control of the Company. If a participant’s job is terminated for any reason, then all unvested awards expire at the date of termination. The 2010 Plan will remain in effect if any awards under it are outstanding; provided, however, that no awards may be granted after the 10-year anniversary of the effective date of the 2010 Plan. The Company generally reserves the right to amend or terminate the 2010 Plan at any time provided that such amendment does not materially impair the rights of a participant with respect to outstanding awards without such participant’s consent.
Outstanding Equity Awards at December 31, 2019
The following table sets forth, for each of the Named Executive Officers, information regarding unexercised options, stock that has not vested, and equity incentive plan awards outstanding at December 31, 2019.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Alan J. Lane	1/28/2011	119,964	—		$4.02	1/28/2021
	1/27/2012	172,363	—		4.20	1/27/2022
	11/19/2019	—	32,628	(2)	16.09	11/19/2029
	11/19/2019						11,093	(2)	$176,490
Derek J. Eisele	3/25/2011	60,000	—		4.09	3/25/2021
	8/28/2012	40,000	—		4.42	8/28/2022
	10/24/2014	30,000	—		5.64	10/24/2024
	11/19/2019	—	10,716	(2)	16.09	11/19/2029
	11/19/2019						3,643	(2)	57,960
Benjamin C. Reynolds	6/22/2018	5,000	5,000	(3)	12.00	6/22/2028
	11/19/2019	—	6,854	(2)	16.09	11/19/2029
	11/19/2019						2,330	(2)	37,070
________________________

(1)	Market value for awards was calculated using the closing price of $15.91 per share for our Class A Common Stock on December 31, 2019.

(2)	These options and restricted stock units vest in four annual installments on November 19, 2020, 2021, 2022 and 2023.

(3)	These options vest in two annual installments on June 22, 2020 and 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees for election as directors), executive officers or beneficial holders of 5% or more of our capital stock, or their respective immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Policies and Procedures Regarding Related Party Transactions
We have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).
In addition, our board of directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the New York Stock Exchange concerning related party transactions. A related party transaction is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships in which the amount involved exceeds $120,000, in which we or the Bank participate (whether or not we or the Bank are a direct party to the transaction), and in which a related party had, has or will have a direct or indirect material interest. Our related parties include our or any of the Bank’s directors (including nominees for election as directors), executive officers, beneficial owners of 5% or more of our voting securities and immediate family members of any of the foregoing or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest.
Our related party transaction policy is administered by our Audit Committee. This policy requires the Audit Committee to ensure that we maintain an ongoing review process for all related party transactions for potential conflicts of interest and requires that our Audit Committee pre-approve any such transactions or, if for any reason pre-approval is not obtained, to review, ratify and approve or cause the termination of such transactions. Our Audit Committee evaluates each related party transaction to determine whether the transaction is fair, reasonable and permitted to occur under our policy, and should be pre-approved or ratified. Relevant factors considered relating to any approval or ratification will include the benefits of the transaction to us, the terms of the transaction and whether the transaction will be or was on an arm’s-length basis and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least quarterly, management provides our Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, are subject to termination by us or the Bank, if so directed by our Audit Committee or our board of directors, considering factors deemed appropriate and relevant.
Ordinary Banking Relationships
Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have entered into transactions with us in the ordinary course of business. These transactions include deposits, loans and other financial services-related transactions. Related party transactions are entered into in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors or principal shareholders, as well as their immediate family members and affiliates, are approved by our board of directors in accordance with the Bank’s regulatory requirements.

As of December 31, 2019, our officers and directors as well as their immediate families and affiliated companies, as a group, were indebted directly and indirectly to us in the amount of $4.6 million, while deposits from this group totaled $1.0 million as of such date. As of December 31, 2019, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.
Related Party Loan Agreements.
On September 9, 2013 the Company entered into a loan agreement with Colco Enterprises LLC, which is in part owned by Paul Colucci, a director of the Company and the Bank, for a revolving line of credit in the maximum principal sum of $1,500,000. The maturity date of the loan is September 5, 2020 at which time the entire principal balance of the loan plus accrued interest is due and payable. The variable interest rate on the loan is prime plus one percent. As of December 31, 2019, there have not been any principal or interest payments as a result of a gross loan receivable balance of zero since December 31, 2018.
On October 29, 2018 the Company entered into three multi-family real estate loan agreements with Colco LLC, Pacific Coast Holdings LLC and Tri Arch Properties LLC, which are in part owned by Paul Colucci. The combined total of all three loans was $4,700,000. The loans mature on November 5, 2025 and have a fixed interest rate of 4.25% as of February 25, 2019. For the year ended December 31, 2018, principal and interest paid on the loans were $6,415 and $21,689, respectively. For the year ended December 31, 2019, principal and interest paid on the loans were $77,647 and $203,300, respectively.
The Company believes that the terms of the line of credit and multi-family real estate loans within the Paul Colucci relationship are comparable to the terms of lines of credit and loans which the Company would offer to non-affiliated third-party borrowers.
Board Representation and Observer Rights
In February 2018, we completed a private placement of our common stock (the “2018 private placement”) in which we raised gross proceeds of $114.0 million. In our 2018 private placement, we entered into Stock Purchase Agreements, dated as of February 22, 2018, with each investor, including certain parties affiliated with FJ Capital Management LLC (the “FJ Capital parties”). We also entered into a side letter agreement with the FJ Capital parties, dated as of February 22, 2018, pursuant to which we agreed, within one year of the closing of the 2018 private placement, to nominate one person designated by the FJ Capital parties to our board of directors and the Bank’s board of directors, subject to the satisfaction of the legal, regulatory and governance requirements regarding service as a member of our board of directors and the Bank’s board of directors and subject to the reasonable approval of our board of directors and the Bank’s board of directors. We have also agreed that we will use our reasonable best efforts to have the board representatives elected to our board of directors and will solicit proxies for the board representatives to the same extent as we do for any of our other board nominees. Until the FJ Capital parties’ board representative is elected or appointed to our board of directors, we have agreed, subject to limited exceptions, to invite one person designated by the FJ Capital parties to attend all meetings of our board of directors and all meetings of the board of directors of the Bank, including certain committee meetings. The above-described board representation and board observation rights will continue for so long as the FJ Capital parties continues to hold 5.0% or more of our issued and outstanding common stock on a fully converted basis. If the FJ Capital parties cease to hold the required ownership percentage, the FJ Capital parties will no longer have any further board representation or board observer rights. Pursuant to the side letter agreement, Martin S. Friedman was appointed to our board of directors and the Bank’s board of directors as the representative of the FJ Capital parties effective as of February 22, 2019. Mr. Friedman resigned from the boards of directors effective January 24, 2020, and FJ Capital's board representative and observer rights have since been terminated by letter agreement dated March 26, 2020.

In the 2018 private placement, we also entered into a Stock Purchase Agreement, dated as of February 22, 2018, with EJF Sidecar Fund, Series LLC—Small Financial Equities Series (“EJF”). We also entered into a side letter agreement with EJF, dated as of February 22, 2018, pursuant to which we agreed, subject to limited exceptions, to invite one person designated by EJF to attend all meetings of our board of directors and all meetings of the board of directors of the Bank, including certain committee meetings. EJF’s board observation rights will continue for so long as EJF, together with its affiliates, continues to hold 5.0% or more of our issued and outstanding Class A common stock.
Pursuant to the terms of a Common Stock Purchase Agreement, dated as of December 28, 2011, between the Company and Partner Reinsurance Company Ltd. (“PartnerRe”), we agreed, subject to limited exceptions, to invite one person designated by PartnerRe to attend all meetings of our board of directors and all meetings of the board of directors of the Bank, including all committee meetings. The arrangement with PartnerRe was terminated by letter agreement dated March 20, 2020.
Pursuant to the terms of a Stock Purchase and Sale Agreement, dated as of August 20, 2014, among the Company, the Bank and BankCap Partners Opportunity Fund, L.P. (“BankCap”), we provided board representation rights to BankCap, which nominated Scott A. Reed as its board representative. Mr. Reed was elected to the boards of directors of the Company and the Bank on January 30, 2015. Pursuant to the Stock Purchase and Sale Agreement, BankCap’s board representation rights terminated when its common stock holdings fell below 10% of our issued and outstanding Class A common stock following of the 2018 private placement in February. Notwithstanding the termination of BankCap’s rights under the Stock Purchase and Sale Agreement, Mr. Reed remains a member of the board of directors of the Company and is up for re-election at the Annual Meeting.
Private Sales of Capital Stock
The following table summarizes the purchases of our common stock in private transactions conducted pursuant to applicable exemptions from the registration requirements of the Securities Act of 1933, as amended ("Securities Act") since January 1, 2018 by certain of our directors, executive officers, and beneficial holders of 5% or more of our common stock and their respective affiliates. All the transactions described below were made in connection with our 2018 private placement and were for the same purchase price per share paid by all other investors that participated in the offering.

Shareholder	Issue Date	Shares	Total Sales Price
FJ Capital Management LLC (5% holder)	February 2018	1,400,000	$16,800,000
Park West Asset Management LLC (5% holder)	February 2018	1,170,000	14,040,000
Senvest Master Fund, LP (5% holder)	February 2018	1,170,000	14,040,000
Fintech Investment, LLC (5% holder)	February 2018	1,000,000	12,000,000
Thomas C. Dircks (director)	February 2018	145,900	1,750,800
Repurchases of Common Stock
On February 23, 2018, we repurchased 317,050 shares of our Class A common stock and 680,456 shares of our Class B common stock from Commerce Street Financial Partners, L.P. and paid $11,371,568 for such shares. As a private company, we repurchased the shares at the price per share of the stock we sold in the 2018 private placement. As a result of such repurchase, Commerce Street Financial Partners, L.P. ceased to be a beneficial holder of 5% or more of our capital stock.
Registration Rights
In connection with the 2018 private placement and private placements completed in 2015, 2014 and 2011, we entered into Investor Rights Agreements with each of the investors, including our President and Chief Executive Officer, Alan J. Lane, Director Thomas C. Dircks, and our 5% shareholders. The Investor Rights Agreement provides that after six months from the completion of our initial public offering, holders of at least 50.0% of the then outstanding shares of Registrable

Securities (as defined in the Investor Rights Agreement) may require, subject to certain limitations, that we register their shares under and in accordance with the Securities Act, subject to such registration registering a number of shares reasonably expected to result in aggregate gross cash proceeds in excess of $10.0 million ($5.0 million with respect to the Investor Rights Agreements entered into in connection with the private placements in 2015, 2014 and 2011). We will be required to pay all registration expenses relating to such registrations.
The Investor Rights Agreement also provides certain “piggyback” registration rights. Subject to certain limitations, in the event that we register any of our equity securities under the Securities Act (other than through registration statements on Form S-4 or Form S-8, or a transaction to which Rule 145 or any other similar SEC regulation is applicable), we must give notice to the investors of our intention to effect such a registration and must include in the registration statement all registrable securities for which we have received a written request for inclusion. We will be required to pay for all piggyback registration expenses, even if the registration is not completed.
The demand and piggyback registration rights with respect to the shares of our common that are held by investors will terminate after those shares have been sold or transferred under an effective registration statement or in accordance with Rule 144 under the Securities Act, or if those shares cease to be outstanding.
Employment Arrangements
We currently employ certain immediate family members of our Chief Executive Officer, Alan Lane, in the following capacities: Chris Lane, the Bank’s Senior Vice President of Business Systems, is the son of our Chief Executive Officer; Tyler Pearson, the Bank’s Senior Vice President of Enterprise Risk Management, is the son-in-law of our Chief Executive Officer; and Jason Brenier, the Bank’s Senior Vice President and Manager Correspondent Banking, is the son-in-law of our Chief Executive Officer. During the year ended December 31, 2019, we paid Chris Lane $306,182, Tyler Pearson $220,716, and Jason Brenier $219,388 in total cash compensation (including salary and incentive compensation) for their services as employees.
Consulting Services
The Bank currently engages SQ Risk Management Solutions LLC (“SQ Risk”) to perform consulting services related to information security, vendor management and third-party risk management programs.  Jared Fraher, the husband of our Executive Vice President and Chief Operating Officer, Kathleen M. Fraher, is a 40% equity owner and manager of SQ Risk.  The Bank has engaged SQ Risk since February 2018.  The total amount paid by the Bank to SQ Risk for service in 2018 and 2019 was $82,049 and $247,259, respectively.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of common stock to file reports with the SEC disclosing their ownership of common stock at the time they become subject to Section 16(a) and changes in such ownership that occur during the year. Based solely on a review of copies of such reports furnished to us, or on written representations that no reports were required, we believe that all directors, executive officers and holders of more than 10% of the common stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2019.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF CROWE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
FISCAL YEAR 2020
Stockholders will also be asked to ratify the Audit Committee’s appointment of Crowe LLP (“Crowe”) to audit the books and accounts of the Company for the fiscal year ended December 31, 2020. Crowe has served as the Company’s independent registered public accounting firm since 2015.
A representative of Crowe is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.
Audit Fees and Services
The following table shows the fees paid or accrued by the Company for the audit and other services provided by Crowe during fiscal years 2019 and 2018:

Crowe LLP	2019	2018
Audit Fees	$377,450	$381,305
Audit-Related Fees	6,750	6,500
Tax Fees	92,912	108,425
All Other Fees	165,000	209,500
Total	$642,112	$705,730
Audit Fees incurred in fiscal years 2019 and 2018 include fees related to professional services for the audit of the Company's annual consolidated financial statements, quarterly review of financial statements, audit of internal controls over financial reporting and audit services provided in connection with other statutory and regulatory filings. Audit-Related Fees incurred in fiscal year 2019 and 2018 include agreed upon procedures for attestation services . Tax fees include tax compliance, including the preparation, filing, and review of tax returns and tax consulting services. All Other Fees are fees billed in conjunction with our initial public offering. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Crowe.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2019 and 2018 services described above were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has (i) reviewed and discussed our consolidated audited financial statements for fiscal year ended December 31, 2019 with our management; (ii) discussed with Crowe LLP, our independent registered public accounting firm, all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and (iii) received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and discussed with Crowe LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board that our consolidated audited financial statements for the year ended December 31, 2019 be included in our Annual Report on Form 10-K for the year ended December 31, 2019.
AUDIT COMMITTEE

By:	Robert C. Campbell, Chair Karen F. Brassfield, Paul D. Colucci, Thomas C. Dircks

ANNUAL REPORT TO STOCKHOLDERS
Our 2019 Annual Report has been made available to stockholders and is posted on our website at www.silvergate.com under the “Investor Relations” link. Additional copies of the 2019 Annual Report may be obtained without charge upon written request to Investor Relations, Silvergate Capital Corporation, 4250 Executive Square, Suite 300, La Jolla, California 92037.
The 2019 Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the stockholders at the 2021 annual meeting of stockholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than December 17, 2020, which is 120 days prior to the anniversary date that we released this Proxy Statement to our stockholders for the Annual Meeting, and must meet all other requirements for inclusion in the proxy statement. As provided in the Articles of Incorporation, if a stockholder intends to present a proposal for new business to be considered at the 2021 annual meeting of stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company at our principal executive offices not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If a stockholder intends to present a nomination for director as provided in the Articles of Incorporation, then such nomination, including all supporting information, must be delivered to, or mailed and received at, the principal executive offices of the Company no later than March 30, 2021 (not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders). Proposals received by the Company outside of these timelines will be considered untimely. If a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.
OTHER BUSINESS
As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the Annual Meeting requiring action of the stockholders. However, if any other matters requiring the vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the Annual Meeting for any reason.
STOCKHOLDERS SHARING THE SAME ADDRESS
The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of the Proxy Statement, the 2019 Annual Report and other proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement, the 2019 Annual Report, and other proxy materials to your address for all residents that own shares of Company Class A common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary. If you are receiving multiple copies of the Proxy Statement, the 2019 Annual Report, and other proxy materials, you may be able to request householding by contacting your broker, bank or other intermediary. Upon written or oral request, we will promptly deliver a separate set of the Proxy Statement, the 2019 Annual Report or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If you wish to request copies free of charge of the Proxy Statement, the 2019 Annual Report or other proxy materials, please send your request to Investor Relations, Silvergate Capital Corporation, 4250 Executive Square, Suite 300, La Jolla, California 92037 or call the Company with your request at (858) 362-6300.

By Order of the Board of Directors,
Dennis Frank
Chairman of the Board
April 16, 2020

APPENDIX A – FORM OF PROXY

SILVERGATE CAPITAL CORPORATION
4250 EXECUTIVE SQUARE, SUITE 100
LA JOLLA, CA 92037-1813
ATTN: JUDITH KNOWLES

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 28, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/SI2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 28, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Karen F. Brassfield 02 Michel T. Lempres 03 Scott A. Reed

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000460753_1 R1.0.1.18

SILVERGATE CAPITAL CORPORATION
Annual Meeting of Shareholders
May 29, 2020 8:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dennis S. Frank and Alan J. Lane, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares Class A common stock of SILVERGATE CAPITAL CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 8:00 AM, Pacific Time on May 29, 2020, via a live webcast at www.virtualshareholdermeeting.com/SI2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000460753_2 R1.0.1.18

Continued and to be signed on reverse side